Exhibit 3.8

Document must be filed electronically. Paper documents are not accepted. Fees & forms are subject to change. For more information or to print copies of filed documents, visit www.coloradosos.gov.	Colorado Secretary of State Date and Time: 08/09/2023 10:54 AM ID Number: : 20181590379 Document number: 20231831466 Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1.	For the entity, its ID number and entity name are

	ID number	20181590379
(Colorado Secretary of State ID number)

	Entity name	Gold River Production Services, Inc.

2.	The new entity name (if applicable) is	Trans American Aquaculture, Inc

(The following statement is adopted by marking the box.)
☒ This is a Public Benefit Corporation

3.	The purposes for which the corporation was formed are
Aquaculture, Operations

4.	Other amendments, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6.	(Optional) Delayed effective date:
(mm/dd/yyyy hour:minute am/pm)

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Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

7.	The true name and mailing address of the individual causing the document to be delivered for filing are	Thomas	Adam
		(Last)	(First)	(Middle)	(Suffix)

1022 Shadyside Lane
(Street name and number or Post Office Box information)

Dallas	TX	75223
(City)	(State)	(Postal/Zip Code)

United States
(Province – if applicable)	(Country – if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s).

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RESOLUTION OF BOARD OF DIRECTORS OF GOLD RIVER

PRODUCTIONS, INC.

A Colorado Corporation

On February 18, 2023, at a meeting of the Board of Directors of GOLD RIVER PRODUCTIONS, INC., a Colorado corporation (the "Corporation"), a quorum being present, and notice having been waived, the following resolutions were passed:

WHEREAS, the Board of Directors believes it to be in the best interest of the Company and its shareholders to change the name of the Company to reflect the Company's change in business and separate itself from prior management and the Company's prior business

NOW THEREFORE, IT IS:

RESOLVED, that the Company shall amend its articles of incorporation to change the name of the Company to "Trans American Aquaculture, Inc."

RESOLVED, that the Company shall also seek to change the Company's trading symbol to reflect its new name.

RESOLVED, that the Board obtain the consent of the majority in interest of the shareholders to amend the articles of incorporation changing the name of the Company.

RESOLVED, that the officers of the Company take all steps necessary to implement the foregoing name change and amendment to the articles of incorporation;

RESOLVED, that the Company shall submit the name change and symbol change request to the Financial Industry Regulatory Authority, Inc. ("FINRA").

RESOLVED, that upon the Board receiving the written consent of a majority of the shares entitled to vote approving the name change and amendment of the articles of incorporation, the officers of the Company take all steps necessary to implement the foregoing amendment to the articles of incorporation by filing the same with the Secretary of State of the state of Colorado and seek any and all other approvals as may be necessary to carry out the intent of the forgoing resolutions.

BE IT FURTHER RESOLVED, that the officers of the Company are authorized to take all steps necessary to implement the foregoing name and symbol change including but not limited to filing of an amendment or other required document with the state of Colorado and any filings required to be made with the Financial Industry Regulatory Authority.

The foregoing accurately reflects the resolution passed by the Board of Directors of Gold River Production Services, Inc..at the !Ileeting thereof on the date first stated above:

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DocuSign Envelope ID: 3840128F-D98D-443F-8FAF-A5C93F49D073

DocuSigned by:
Luis A Granda
2EEFE467DEAC433...

Name: Luis Granda
Title: Director

DocuSigned by:
Malcolm McNeill
0EA8B90BDDEF45C...

Name: Malcolm McNeil
Title: Director

DocuSigned by:
A207F64C99F64E1...

Name: Bolivar Prieto
Title: Director

DocuSigned by:
Jeff Sedacca
8C5B7005558D427...

Name: Jeffery Sedacca
Title: Director

DocuSigned by:
Adam Thomas
DF1E6B829E98481...

Name: Adam Thomas
Chairman and CEO

Attest: ______________________
Adam Thomas, CEO

STATE OF TEXAS

COUNTY OF Collin

The foregoing instrument was acknowledged before me by means of ☑ physical presence or ☐ online notarization, this 23 day of February 2023, by Adam Thomas as Chairman and CEO of Gold River Productions, Inc.

____
(Signature of Notary Public - State of Texas)

Personally Known ☐ OR Produced Identification ☑

Type of Identification Produced DL

Monika Sharma
My Commission Expires
7/12/2026
Notary ID 133853828

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